Exhibit 10.10.2

Connecture, Inc.

18500 W. Corporate Drive

Suite 250

Brookfield, WI 53045

October 18, 2014

Mr. Robert Douglas Schneider

136 N. Milwaukee Street

Apt 509

Milwaukee, WI 53202

Re:	Compensation Changes

Dear Doug:

As you know, Connecture, Inc., a Delaware corporation (the “Company”), is contemplating an initial public offering (“IPO”) of the Company’s common stock. In consideration for your work for the Company, if the IPO closes and is declared effective by the Securities and Exchange Commission by December 31, 2014, then beginning as of January 1, 2015, your base salary will be increased to $400,000 per year and the target for your Annual Bonus (as defined in your offer letter, dated December 15, 2011) will be increased from up to 50% of your then current base salary to up to 125% of your then current base salary. Also, your Annual Bonus, if earned, may be paid in the form of cash or equity securities of the Company, as determined by the Compensation Committee of the Board.

Thank you for your continued support of the Company.

Please acknowledge your agreement to the foregoing by countersigning this letter in the space provided below.

Connecture, Inc.

By:	/s/ James Purko
James Purko, CFO

Acknowledged and agreed:

/s/ Robert Douglas Schneider	Date: October 18, 2014
Robert Douglas Schneider